UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2024

Bannix Acquisition Corp.

 (Exact Name of Registrant as Specified in its Charter)

Delaware	1-40790	86-1626016
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1063 N. Spaulding West Hollywood, CA	90046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 682-8949

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BNIX	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	BNIXW	The Nasdaq Stock Market LLC
One Right to receive 1/10th of one share of Common Stock	BNIXR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2024, Erik Klinger was appointed by Bannix Acquisition Corp. (the “Company”) to serve as the Chief Financial Officer of the Company.

There is no understanding or arrangement between Mr. Klinger and any other person pursuant to which he was appointed as an executive officer. Mr. Klinger does not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer. Except as set forth below, Mr. Klinger has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000. The Company and Mr. Klinger entered into an Executive Retention Agreement dated April 10, 2024 pursuant to which Mr. Klinger agreed to serve as Chief Financial Officer in consideration of an annual salary of $120,000. The Company and Mr. Klinger also entered into an Indemnification Agreement. The employment of Mr. Klinger is at will and may be terminated at any time, with or without formal cause.

Mr. Klinger serves as Chief Financial Officer for the company. Mr. Klinger’s recent work has focused on providing advisory services to growing companies that have significant recurring revenues, including providing advice on mergers and acquisitions and fractional CFO services to those companies. From 2020-2023, Mr. Klinger was the CEO of CIMfinity, which provides enhanced distribution for M&A deals in certain industries that have stalled or are slow-moving, and from 2016-2020 Mr. Klinger was the Chief Financial Officer and Head of Corporate Development of Gopher Protocol Inc., an OTCQB company. As an investment banker, he sold a business engaged in healthcare software in 2012, and then served as an advisor to that company from 2013-2016. From 2003-2011, Mr. Klinger was co-founder and Chief Executive Officer of Mindshift Partners, which provided CFOs and Controllers for publicly-traded and privately-held companies. Prior to those experiences, Mr. Klinger worked in private equity, with a focus on leveraged buyouts. From 1992 to 1997, Mr. Klinger worked at Andersen Consulting and then at Price Waterhouse. Mr. Klinger earned a Bachelor’s Degree from Dartmouth College and an MBA in Finance from the Anderson School of Management at UCLA.

The above offers and sales of the securities were made to accredited investors and the Company relied upon the exemptions contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regards to the sales. No advertising or general solicitation was employed in offerings the securities. The offers and sales were made to accredited investors and transfer of the securities was restricted by the Company in accordance with the requirements of the Securities Act of 1933.

The foregoing is only a brief description of the material terms of the above corporate actions and agreements, and does not purport to be a complete description of the rights and obligations of the parties under those agreements, and such descriptions are qualified in their entirety by reference to the agreements which are filed as exhibits to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Retention Agreement by and between Bannix Acquisition Corp. and Erik Klinger dated April 10, 2024
10.2	Indemnification Agreement by and between Bannix Acquisition Corp. and Erik Klinger dated April 10, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2024

BANNIX ACQUISITION CORP.

By:	/s/ Douglas Davis
Name:	Douglas Davis
Title:	Chief Executive Officer